Exhibit (g)(8)

BROOKFIELD INVESTMENT FUNDS

SEVENTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS SEVENTH AMENDMENT, dated as of the 1st day of February, 2022, to the Custody Agreement, dated as of September 20, 2011, as amended and restated on November 15, 2013, November 1, 2014, May 29, 2015, December 29, 2017, September 18, 2018 and June 2, 2021 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its separate series listed on Exhibit C and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust and Custodian desire to amend Sixth Amended Exhibit C to the Agreement to add the Brookfield Global Renewables & Sustainable Infrastructure Fund; and

WHEREAS, Article 15.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Sixth Amended Exhibit C shall be superseded and replaced with Seventh Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Brian F. Hurley	By:	/s/ Anita Zagrodnik
Name: Brian F. Hurley		Name: Anita Zagrodnik
Title: President		Title: Senior Vice President

Seventh Amended Exhibit C

to the Custody Agreement

Fund Names

Separate Series of BROOKFIELD INVESTMENT FUNDS

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield Global Renewables & Sustainable Infrastructure Fund

Brookfield Real Assets Securities Fund

Center Coast Brookfield Midstream Focus Fund

Oaktree Emerging Markets Equity Fund